ARTICLES OF SHARE EXCHANGE
                                     between
                                  PROTEO, INC.
                              a Nevada corporation
                             (the Acquiring Company)
                                       and
                the holders of the entire issued share capital of
                             PROTEO MARKETING, INC.
                              a Nevada corporation
                             (the Acquired Company)

                         In accordance with NRS 92A.200

     The undersigned, Joerg Alt and Ulrich Glaeser, being the Presidents and Secretaries of both Proteo, Inc., a Nevada corporation, and Proteo Marketing, Inc., a Nevada corporation (collectively, the "Constituent Corporations"), DO HEREBY CERTIFY as follows:

(1) The Constituent Corporations in the share exchange (the "Exchange") are:

Proteo, Inc., a Nevada corporation ("PTEO"), the acquiring company, whose principal business office is located at 2775 Mesa Verde East, F#101, Costa Mesa, California 92626; and

Proteo Marketing, Inc., a Nevada corporation ("Marketing"), the acquired company, whose principal business office is located at 2775 Mesa Verde East, F#101, Costa Mesa, California 92626; and

(2) An Agreement and Plan of Share Exchange dated as of March 26, 2002 (the "Plan of Share Exchange") has been approved, adopted, and executed by each of the Constituent Corporations in accordance with NRS 92A.200 et seq. of the Nevada Corporations Act.

(3) Approval of the Exchange was not required by the owners of PTEO.

(4) Approval of the Exchange was required by the owners of Marketing. The number of shares of the corporation outstanding and entitled to vote on the Exchange is 20,286,512 that the said changes and amendments have been consented to and approved by 66% of the voting shares outstanding, which constitutes a majority all of the stockholders of each class of stock outstanding and entitled to vote thereon in accordance with NRS 92A.120 of the Nevada Corporations Act and was therefore sufficient for approval of the Exchange.

(5) The Plan of Share Exchange is on file at the Registered Office of PTEO located at 2775 Mesa Verde East, F#101, Costa Mesa, California 92626, and a copy of the Plan will be furnished by PTEO, on the request, and without cost, to any owner of any entity which is a party to this Exchange.

(6) The Exchange shall become effective at 5:00 p.m. Nevada time on the date on which these Articles of Share Exchanged are filed by the Secretary of State of the state of Nevada.

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IN  WITNESS  WHEREOF,  the  parties  hereto  have caused these Articles of Share
Exchange  to  be  duly  executed  as  of  this  25th  day  of  April,  2002.

Proteo, Inc.,                                     Proteo Marketing, Inc.,
a Nevada corporation                              a Nevada corporation

By: /s/ Joerg Alte                                By: /s/ Joerg Alte
Joerg Alte, President                              Joerg Alte, President

By: /s/ Ulrich Glaeser                            By: /s/ Ulrich Glaeser
Ulrich Glaeser, Secretary                         Ulrich Glaeser, Secretary